March 26, 1998



Ms. Laurie Vercnocke
Lundgren Bros. Construction, Inc.
935 E. Wayzata Blvd.
Wayzata, MN 55391

RE:  Extension and Reduction of $4,500,000 Line of Credit

Dear Laurie:

This letter will confirm our agreement from our meeting on Monday to extend the Line of Credit at the current amount of $4,500,000 to June 30, 1998, on July 1, 1998 we will reduce the Line to $3,000,000 until December 31, 1998. At that time we will re-evaluate your needs and ability to borrow on the Line for 1999. We will charge Lundgren a fee of $30,000 for the period January 1, 1998 to December 31, 1998.

Please contact me with any questions or to clarify any of these points.

Very truly yours,

BUILDERS DEVELOPMENT & FINANCE, INC.



Dane J. Swenson
Vice President



We hereby agree to the terms of this extension.

LUNDGREN BROS. CONSTRUCTION, INC.



By______________________________________
Title___________________________________

cc:     Mr. Peter Pflaum, President
        935 E. Wayzata Blvd.
        Wayzata, MN 55391